Filed Pursuant to Rule 424(b)(5)
Registration No. 333-196387

Product Supplement to the Prospectus dated June 27, 2014
and the Prospectus Supplement dated June 27, 2014

Senior Medium-Term Notes, Series C
Non-Principal Protected Notes Linked to One or More Equity Indices

Bank of Montreal may offer and sell non-principal-protected notes linked to the performance of one or more equity indices.  We refer to the index or indices that are applicable to your notes as the “Underlying Asset.”  The payment at maturity on your notes will be based on the performance of the Underlying Asset during the term of your notes.  The notes are intended for investors who anticipate that the level of the Underlying Asset will increase (or, in the case of bearish notes, decrease) from its Initial Level to the Final Level on the applicable valuation date or dates.  Investors must be willing to forego interest payments on the notes and be willing to accept a return that may be negative, in which case you will receive at maturity less, and possibly significantly less, than your principal.

This product supplement describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus.  A separate term sheet or pricing supplement, as the case may be, will describe the terms that apply specifically to the notes, including any changes to the terms specified below.  We refer to these term sheets and pricing supplements generally as “pricing supplements.”  If the terms described in the applicable pricing supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the terms described in the applicable pricing supplement will control.

Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

At maturity, you will receive a payment in excess of the principal amount of your notes if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases).  However, if the level of the Underlying Asset decreases (or, in the case of bearish notes, increases), then, depending upon the specific terms of your notes, you may receive an amount that is less than the principal amount of your notes.  Your notes may or may not include a “Buffer,” in which case you will lose a portion of your principal amount if the level of the Underlying Asset is less than (or in the case of bearish notes, greater than) a specified level.

The notes will not be listed on any securities exchange.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” and “General Terms of the Notes.”

Your investment in the notes involves certain risks.  We encourage you to read the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of this product supplement and in the “Risk Factors” sections beginning on page S-1 of the accompanying prospectus supplement and on page 7 of the accompanying prospectus, so that you may better understand those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy of this product supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS CORP.

Product Supplement dated June 30, 2014

SUMMARY INFORMATION

We refer to the notes we are offering by this product supplement as the “notes.” Each of the notes, including your notes, has the terms described below and under “General Terms of the Notes.”  In addition, references to the “accompanying prospectus” mean the accompanying prospectus, dated June 27, 2014, as supplemented by the accompanying prospectus supplement, dated June 27, 2014 relating to our Series C Senior Medium-Term Notes.

Underlying Asset:
Your notes will be linked to one or more equity indices specified in the applicable pricing supplement.  Your notes may be linked to a “Basket” of two or more indices.  We refer to each index included in a Basket as a “Basket Component.”

Interest Rate:	Unless otherwise specified in the applicable pricing supplement, we will not make periodic payments of interest on the notes.

Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Payment at Maturity Greater than Principal:
If the Final Level (as defined below) of the Underlying Asset exceeds (or in the case of bearish notes, is less than) the Initial Level (as defined below) then, depending upon the terms of your notes, and unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Percentage Change × Upside Leverage Factor)

Your notes may be “Digital Return Notes.”  For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

Your notes may be “Booster Notes.”  For Booster Notes, unless otherwise set forth in the applicable pricing supplement, your payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage (as defined below), then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

For each of the above notes, the payment at maturity may be subject to a Maximum Redemption Amount (as defined below).  For Digital Return Notes, the payment at maturity will be limited to the return represented by the Digital Return.

Payment at Maturity Less than or Equal to Principal:
If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change × Downside Leverage Factor)

However, if the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then:

If the Final Level is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level (as defined below), then the payment at maturity will equal the principal amount of your notes.

If the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage) × Downside Leverage Factor]

In this case, if the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level (or, if applicable, Buffer Level), then, at maturity, you will receive less than the principal amount of your notes.

Percentage Change:
Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level
Initial Level

Maximum Redemption Amount:
The Maximum Redemption Amount, if applicable, will be specified in the relevant pricing supplement.  If a Maximum Redemption Amount applies to your notes, then the payment at maturity will be limited to a percentage that will be set forth in the pricing supplement.

Cap:
The Cap, if applicable, will be specified in the relevant pricing supplement.  If a Cap applies to your notes, the positive Percentage Change in the level of the Underlying Asset will be limited to the Cap.

Upside Leverage Factor:
As specified in the relevant pricing supplement, if applicable.  The Upside Leverage Factor may be less than, equal to or greater than 100%.  If the Upside Leverage Factor is less than 100%, you will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  If the Upside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset (subject to any applicable Maximum Redemption Amount).

Downside Leverage Factor:
As specified in the relevant pricing supplement, if applicable.  The Downside Leverage Factor may be less than, equal to or greater than 100%.  If the Downside Leverage Factor is less than 100%, you will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset. If the Downside Leverage Factor is greater than 100%, you will participate on a leveraged basis in the downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset, and you may lose a greater portion of the principal amount of your investment.

Digital Return:
A percentage that will be specified in the applicable pricing supplement.  If a Digital Return applies to your notes, the return on your investment will be limited to the return represented by the Digital Return.

Booster Percentage:	A specified percentage increase (or in the case of bearish notes, decrease) in the level of the Underlying Asset. The Booster Percentage, if any, will be set forth in the relevant pricing supplement.

Buffer Level:
A specified level of the Underlying Asset that is less than (or in the case of bearish notes, greater than) the Initial Level.  The Buffer Level, if any, will be expressed as a percentage of the Initial Level and will be set forth in the relevant pricing supplement.

Buffer Percentage:	A specified percentage that will be set forth in the relevant pricing supplement, if applicable. For example, if the Buffer Level is 90% of the Initial Level, the Buffer Percentage will be 10%.

Barrier:
If so specified in the applicable pricing supplement, the notes will be subject to a Barrier.  In such a case, holders of the notes will be subject to possible loss of all or a portion of the principal amount of the notes if the level of the Underlying Asset falls beneath (or in the case of bearish notes, exceeds) a specified Barrier Level during a specified observation period.  See “General Terms of the Notes—Payment at Maturity—Payment at Maturity Less than or Equal to Principal—Notes with a Barrier Level.”

Initial Level:
As specified in the relevant pricing supplement.  Unless otherwise specified in the applicable pricing supplement, the Initial Level for a note linked to a single index will be the closing level of that index on the applicable pricing date. In the case of a note linked to a Basket, the Initial Level will be set forth in the applicable pricing supplement.

Final Level:
The closing level of the Underlying Asset on the valuation date (if there is one valuation date applicable to the notes) or the arithmetic average of the closing levels of the Underlying Asset on each of the valuation dates (if there is more than one valuation date applicable to the notes), or any other dates specified in the relevant pricing supplement. In the case of a note linked to a Basket, the Final Level of the Basket will be the level of the Basket on the valuation date, or the arithmetic average of the level of the Basket on each of the valuation dates, as applicable, determined as described in more detail in the section entitled “General Terms of the Notes—Notes Linked to a Basket” in this product supplement.

Valuation Date(s):
Unless otherwise specified in the relevant pricing supplement, the valuation date, or if there is more than one valuation date, the final valuation date, will be the third trading day prior to the maturity date, subject to postponement as described below.

Additional Terms:	The applicable pricing supplement for your notes may set forth terms that are additional to, or different from, the terms described in this product supplement.

Maturity Date:
As specified in the applicable pricing supplement, subject to any prior automatic redemption, if applicable. If the valuation date or the final valuation date, as applicable, is postponed as described below, the maturity date will be postponed by the same number of trading day(s).

Automatic Redemption:	We may issue notes that are subject to automatic redemption. If your notes are subject to automatic redemption, the pricing supplement will set forth the terms upon which the notes will be redeemed.

Clearance and Settlement:	DTC

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:
Unless otherwise set forth in the applicable pricing supplement, BMO Capital Markets Corp. will serve as calculation agent for the notes.  The calculation agent will make all required determinations as to the amounts payable on the notes.

ADDITIONAL RISK FACTORS RELATING TO THE NOTES

An investment in the notes involves risks.  This section describes significant risks relating to the terms of the notes.  Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the applicable pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss.  The notes do not guarantee any return of principal unless otherwise specified in the relevant pricing supplement.  The amount payable on the notes at maturity will depend primarily on the Percentage Change in the level of the Underlying Asset from the Initial Level to the Final Level and may be less, and possibly significantly less, than the principal amount.  For notes without a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Initial Level, the return on your notes will be less than the principal amount.  For notes with a buffer, if the Final Level is less than (or, in the case of bearish notes, greater than) the Buffer Level, the return on your notes will be less than the principal amount.  In the case of notes with a Downside Leverage Factor greater than 100%, your notes will participate in the downside performance (or, in the case of bearish notes, upside performance) of the Underlying Asset on a leveraged basis.  Depending on the Downside Leverage Factor and the other terms of your notes, you may lose all or a substantial portion of the amount that you invested to purchase the notes.

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity. Unless otherwise specified in the applicable pricing supplement, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The appreciation potential of the notes may be limited. If your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, they will provide less opportunity to participate in the appreciation (or, in the case of bearish notes, depreciation) of the Underlying Asset than an investment in a security linked to the Underlying Asset providing full participation in the appreciation (or, in the case of bearish notes, depreciation), because the payment at maturity will not exceed the Maximum Redemption Amount or the principal amount plus the Digital Return, as applicable, and the positive Percentage Change in the level of the Underlying Asset will be limited to the Cap, if applicable.  Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the positive (or, in the case of bearish notes, negative) performance of the Underlying Asset.

Owning the notes is not the same as owning the Underlying Asset or its components or a security directly linked to the performance of the Underlying Asset or its components.  The return on your notes will not reflect the return you would realize if you actually owned the Underlying Asset or its components or a security directly linked to the performance of the Underlying Asset or its underlying components and held that investment for a similar period.  For example, if the Underlying Asset includes an equity index that is not a total return index, your return on the notes will not reflect the return you would realize if you actually owned the equity securities included in that equity index and received the dividends paid on those equity securities.  Your notes may trade quite differently from the Underlying Asset.  Changes in the level of the Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases) from the Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes prior to maturity to decrease while the level of the Underlying Asset increases (or, in the case of bearish notes, decreases).

The notes may not have an active trading market.  Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.  If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The market value of your notes may be influenced by many unpredictable factors. The following factors, many of which are beyond our control, may influence the market value of your notes:

•
the level of the Underlying Asset, including, in the case of notes that have a buffer, whether the level of the Underlying Asset trades or closes at a level below (or in the case of bearish notes, above) the Buffer Level;

•	if your notes are subject to a Maximum Redemption Amount, a Cap, or a Digital Return, your potential return on the notes will be limited;

•	the volatility of the level of the Underlying Asset;

•	the dividend rate on the applicable component stocks;

•
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally and the U.S. markets in particular, and which may affect the level of the Underlying Asset;

•
if the Underlying Asset includes one or more indices that have returns that are denominated in currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Underlying Asset”), changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the payments due on your notes and their market value;

•	interest rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the market value of the notes.  The notes are our senior unsecured debt securities.  As a result, your receipt of interest payments (if applicable) and the amount due on the maturity date are each dependent upon our ability to repay our obligations at that time.  This will be the case even if the level of the Underlying Asset increases (or, in the case of bearish notes, decreases) after the pricing date.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.

If your notes are linked to a Basket, changes in the level of one or more Basket Components may be offset by changes in the level of one or more other Basket Components.  Your notes may be linked to a Basket.  In such a case, a change in the levels of one or more Basket Components may not correlate with changes in the levels of one or more other Basket Components.  The level of one or more Basket Components may increase, while the level of one or more other Basket Components may not increase as much, or may even decrease.  The opposite changes may occur in the case of bearish notes.  Therefore, in determining the level of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the level of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases and increases) in the level of one or more other Basket Components.  If the weightings of the applicable Basket Components are not equal, changes in the level of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes.

The amount to be paid at maturity will not be affected by all developments relating to the Underlying Asset. Changes in the level of the Underlying Asset during the term of the notes before or between the relevant valuation date or valuation dates will not be reflected in the calculation of the payment at maturity.  The calculation agent will calculate this amount by comparing only the Final Level to the Initial Level (or the Buffer Level, as applicable).  No other levels of the Underlying Asset will be taken into account.  As a result, you may receive less than the principal amount of your notes, even if the level of the Underlying Asset has increased (or, in the case of bear notes, decreased) at certain times during the term of the notes before decreasing to a level below (or, in the case of bearish notes, increasing to a level above) the Initial Level (or Buffer Level, as applicable) and, if applicable, below (or, in the case of bearish notes, above) the Barrier Level as of the relevant dates.

We will not hold any asset comprising the Underlying Asset for your benefit.  The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the securities that may comprise the Underlying Asset that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any securities included in an Underlying Asset.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Underlying Asset.  In the ordinary course of their business, our affiliates may have expressed views on expected movements in any Underlying Asset or its components, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Underlying Asset or its components may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the applicable Underlying Asset or its components from multiple sources, and you should not rely solely on views expressed by our affiliates.

The Initial Level may be determined after the pricing date of the notes.  If so specified in the relevant pricing supplement, the Initial Level will be determined based on the arithmetic average of the closing levels of the Underlying Asset on certain specified dates.  One or more of these days may occur on or following the pricing date or the issue date of the notes; as a result, the Initial Level may not be determined, and you may therefore not know such value, until after the issue date.  If there are any increases (or in the case of bearish notes, decreases) in the closing levels of the Underlying Asset on any relevant dates used to determine the Initial Level that occur after the pricing date, and such increases (or decreases) result in the Initial Level being higher (or in the case of bearish notes, lower) than the closing level on the pricing date, this may establish higher levels (or in the case of bearish notes, lower levels) that the Underlying Asset must achieve for you to attain a positive return on your investment or to avoid a loss of principal at maturity.

Our trading and other transactions relating to the Underlying Asset or its components, futures, options or other derivative products may adversely affect the market value of the notes.  As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling shares of the companies included in the Underlying Asset, futures or options relating to the Underlying Asset, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the level of the Underlying Asset, and, therefore, the market value of the notes, and the amounts payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading relating to the Underlying Asset on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the level of the Underlying Asset and, therefore, the market value of the notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Asset.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

The inclusion of the underwriting commission and hedging profits, if any, in the original public offering price of the notes and certain hedging costs are likely to adversely affect the price at which you can sell your notes.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMO Capital Markets Corp. may be willing to purchase the notes in secondary market transactions (if BMO Capital Markets Corp. makes a market in the notes) will be lower than the initial public offering price.  The initial public offering price will include, and any price quoted to you is likely to exclude, the underwriting commission paid in connection with the initial distribution.  The initial public offering price may also include, and any bid price quoted to you would be likely to exclude, the hedging profits that we expect to earn with respect to hedging our exposure under the notes.  In addition, any such bid price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction such as dealer discounts, mark-ups and other transaction costs.  In addition, any such bid prices may differ from values determined by pricing models used by BMO Capital Markets Corp.

Our business activities and the business activities of our affiliates may create conflicts of interest.  As noted above, we and our affiliates expect to engage in trading activities related to the Underlying Asset or its components that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the level of the Underlying Asset or its components, could be adverse to the interests of the holders of the notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the equity securities included in an Underlying Asset or the component stocks of any index that is included in an Underlying Asset, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Underlying Asset or its components.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the level of the Underlying Asset or its components and, therefore, the market value of the notes.

The calculation agent can postpone the determination of the Final Level if a market disruption event occurs.  The determination of the Final Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any valuation date with respect to the Underlying Asset.  If such a postponement occurs, the calculation agent will use the closing level of the Underlying Asset on the first subsequent business day on which no market disruption event occurs or is continuing.  In no event, however, will any valuation date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on a valuation date, the maturity date for the notes could also be postponed, although not by more than ten trading days.

If the determination of the level of the Underlying Asset for any valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Underlying Asset will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event.  See “General Terms of the Notes—Market Disruption Events.”

As calculation agent, BMO Capital Markets Corp. will have the authority to make determinations that could affect the value of your notes and your payment at maturity.  As calculation agent for your notes, BMO Capital Markets Corp. will have discretion in making various determinations that affect your notes, including determining the Final Level, determining whether any market disruption events have occurred, and determining whether any index included in an Underlying Asset has been materially changed.  The exercise of this discretion by BMO Capital Markets Corp. could adversely affect the value of your notes and may present BMO Capital Markets Corp., which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Underlying Asset or its components should not be taken as an indication of their future performance. The level of the Underlying Asset will determine the amount to be paid on the notes at maturity.  The historical performance of the Underlying Asset or its components does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the level of the Underlying Asset will rise or fall during the term of the notes.  The level of the Underlying Asset and its components will be influenced by complex and interrelated political, economic, financial and other factors.

Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Tax Considerations” in this product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes. Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended (the “Code”), including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Applicable Underlying Asset

You will not have any shareholder rights and will have no right to receive any shares of the Underlying Asset at maturity.  Investing in your notes will not make you a holder of any of the constituent stocks of the Underlying Asset.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of these securities.

Changes that affect an index included in the Underlying Asset could affect the market value of the notes and the amount you will receive at maturity.  The policies of a sponsor of any index that may be included in the Underlying Asset (the “Index Sponsor”) concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amount payable on the notes at maturity, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the Index Sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the notes.  If events such as these occur, or if the level of the index is not available on the valuation date or dates because of a market disruption event or for any other reason and no successor index is selected, the calculation agent may determine the level of the index—and thus the amount payable at maturity—in a manner it considers appropriate, in its sole discretion.

We have no affiliation with any Index Sponsor and will not be responsible for any actions taken by an Index Sponsor. Unless otherwise specified in the relevant pricing supplement, no Index Sponsor is an affiliate of ours or will be involved in any offerings of the notes in any way.  Consequently, we have no control over the actions of any Index Sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity.  No Index Sponsor has any obligation of any sort with respect to the notes.  Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from any issuance of the notes will be delivered to any Index Sponsor, except to the extent that we are required to pay an Index Sponsor licensing fees with respect to an index included in the Underlying Asset.

An investment in the notes may be subject to risks associated with non-U.S. securities markets. The Underlying Asset may include one or more equity securities that have been issued by non-U.S. companies.  An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The return on the notes may be exposed to fluctuations in exchange rates that might affect the level of the Underlying Asset and the payment at maturity. Because the securities included in the Underlying Asset may be traded in currencies other than U.S. dollars, and the notes are denominated in U.S. dollars, the amount payable on the notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those securities are denominated.  These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the notes at maturity.  An investor’s net exposure will depend on the extent to which the currencies in which the relevant securities are denominated either strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the U.S. dollar strengthens (or, in the case of bearish notes, weakens) against the currencies in which the relevant securities are denominated, the value of those securities may be adversely affected and the level of the Underlying Asset may be adversely affected as well.  In turn, the payment at maturity may be adversely affected.

We do not control any company included in an Underlying Asset and are not responsible for any disclosure made by any other company. Neither we nor any of our affiliates have the ability to control the actions of any of the companies included in an Underlying Asset, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Underlying Asset.  You should make your own investigation into the companies represented by the applicable Underlying Asset.

Other Risk Factors Relating to the Applicable Underlying Asset

The relevant pricing supplement may set forth additional risk factors as to the Underlying Asset that you should review prior to purchasing the notes.

GENERAL TERMS OF THE NOTES

This product supplement and the accompanying prospectus dated June 27, 2014 relating to the notes, should be read together.  Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series C, this product supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated June 27, 2014.  Terms used but not defined in this product supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series C” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee.  Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this document supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this product supplement are controlling.

Unless otherwise set forth in the applicable pricing supplement, we will not pay periodic interest payments on the notes.  If any payment date, including the maturity date, falls on a day that is not a business day, we will pay the required payment on the first subsequent business day, and no additional interest will accrue on the notes as a result.

Payment at Maturity

Percentage Change.  At maturity, subject to our credit risk as issuer of the notes, you will receive a cash payment that is based on the performance of the Underlying Asset.  The payment at maturity will depend upon the Percentage Change of the Underlying Asset.  Unless otherwise set forth in the applicable pricing supplement, the Percentage Change will be calculated as follows (and expressed as a percentage):

Final Level – Initial Level
   Initial Level

However, if your notes are bearish notes, the Percentage Change will be calculated as follows (and expressed as a percentage):

Initial Level – Final Level
    Initial Level

Initial Level.  The relevant pricing supplement will set forth the Initial Level of the Underlying Asset.  Unless otherwise specified in the relevant pricing supplement, the Initial Level of an index will be its closing level on the pricing date.  The Initial Level may also be the average of the closing levels of the applicable index on two or more days before and/or after the pricing date. In the case of a note linked to a Basket, the Initial Level will be a level specified in the applicable pricing supplement.

Final Level.  Unless otherwise specified in the relevant pricing supplement, the level of an index on any valuation date will be its closing level on that date.  Your notes may provide for the Final Level to be based upon the arithmetic average of the closing level of the applicable index on two or more valuation dates. In the case of a note linked to a Basket, the Final Level of the Basket will be the closing level of the Basket on the valuation date, or the arithmetic average of the level of the Basket on each of the valuation dates, as applicable, determined as described in more detail in the section entitled “—Notes Linked to a Basket” in this product supplement.

Payment at Maturity in Excess of Principal

General.  If the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, then, at maturity, you will receive an amount equal to:

Principal Amount + (Principal Amount × Percentage Change × Upside Leverage Factor)

The Upside Leverage Factor represents the extent to which your notes will participate in the upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  The Upside Leverage Factor may be less than, equal to, or greater than 100%.  If the Upside Leverage Factor is less than 100%, your notes will participate in less than the full upside performance (or in the case of bearish notes, downside performance) of the Underlying Asset.  If the Upside Leverage Factor is greater than 100%, your notes will participate in the upside performance (or in the case of bearish notes, downside performance) on a leveraged basis.  The Upside Leverage Factor will be specified in the relevant pricing supplement, if applicable.

Digital Return Notes.  Your notes may be “Digital Return Notes.”  For Digital Return Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

Principal Amount + (Principal Amount × Digital Return)

If your notes are Digital Return Notes, the positive return on your notes will be limited to the Digital Return that will be specified in the applicable pricing supplement.

Booster Notes.  Your notes may be “Booster Notes.”  For Booster Notes, unless otherwise set forth in the applicable pricing supplement, if the Final Level is greater than (or in the case of bearish notes, less than) the Initial Level, the payment at maturity will be determined as follows:

If the Percentage Change is greater than the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)

If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Booster Percentage)

Payment at Maturity Less than or Equal to Principal

Notes Without a Buffer.  If the Final Level is less than (or in the case of bearish notes, greater than) or equal to the Initial Level, then, unless otherwise described in the applicable pricing supplement, the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change × Downside Leverage Factor)

In this case, if the Final Level is less than (or in the case of bearish notes, greater than) the Initial Level, then, at maturity, you will receive less than the principal amount of your notes.

The Downside Leverage Factor represents the extent to which your notes will participate in the downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset.  The Downside Leverage Factor may be less than, equal to, or greater than 100%.  If the Downside Leverage Factor is less than 100%, your notes will participate in less than the full downside performance (or in the case of bearish notes, upside performance) of the Underlying Asset.  If the Downside Leverage Factor is greater than 100%, your notes will participate in the downside performance (or in the case of bearish notes, upside performance) on a leveraged basis.  The Downside Leverage Factor will be specified in the relevant pricing supplement, if applicable.  Depending on the Downside Leverage Factor, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment.

Notes with a Buffer.  If the relevant pricing supplement specifies that a “Buffer” is applicable to your notes, then, if the Final Level less than or equal to (or in the case of bearish notes, greater than or equal to) the Initial Level, but is greater than or equal to (or in the case of bearish notes, less than or equal to) the Buffer Level, then the payment at maturity will equal the principal amount of your notes.

However, if the Final Level is less than (or in the case of bearish notes, greater than) the Buffer Level, then the payment at maturity will equal:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage) × Downside Leverage Factor]

The applicable Buffer Level and Buffer Percentage will be set forth in the applicable pricing supplement.

Notes with a Barrier Level.  We may issue notes that have a specified “Barrier Level.”  For these notes, we will pay an amount at maturity that is less than the principal amount of the notes only if (a) the Final Level is less than (or in the case of bearish notes, greater than) the applicable Initial Level (or, if applicable, Buffer Level), as set forth above, and (b) a “Barrier Event” occurs.  A “Barrier Event” will be deemed to occur if the level of the Underlying Asset (as set forth in the applicable pricing supplement) is less than (or in the case of bearish notes, greater than) a Barrier Level during an observation period that will be specified in the applicable pricing supplement.  The provisions relating to the Barrier Level, together with any risk factors, will be set forth in the applicable pricing supplement.

Notes Linked to a Basket

If your notes are linked to a Basket, each Basket Component will be assigned a “Weighting Percentage” that will be set forth in the applicable pricing supplement.  The sum of the Weighting Percentages of the Basket Components will equal 100%.  The Basket Components may or may not have equal Weighting Percentages.

The “Initial Basket Component Level” of each Basket Component will be set forth in the applicable pricing supplement.  Unless otherwise set forth in the applicable pricing supplement, the level of any Basket Component on any trading day, including any valuation date, will be its official closing level.

The Initial Level will be set forth in the applicable pricing supplement.  Unless otherwise set forth in the applicable pricing supplement, the “Final Level” will equal the Initial Level multiplied by the Percentage Change.  The Percentage Change for notes linked to a Basket will equal the sum of the “Weighted Percentage Change” for each Basket Component.  The “Weighted Percentage Change” will be equal to the product of (a) the applicable Weighting Percentage and (b) the percentage change in the value of the Basket Component from its Initial Basket Component Level set on the pricing date to its value on the valuation date.  If there is more than one valuation date for your notes, the final value of each Basket Component will be equal to the arithmetic average of the closing values of that Basket Component on each of the valuation dates.

When we refer to the level of a Basket during the term of the notes, we are referring to the level that would be determined if the Percentage Change was calculated as of that day.

Valuation Date

Unless otherwise specified in the relevant pricing supplement, the valuation date (if there is only one valuation date applicable to the notes) or the final valuation date (if there is more than one valuation date applicable to the notes) will be the third trading day before the maturity date specified in the relevant pricing supplement.  If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date applicable to the notes, the Final Level will be determined according to the calculation in “—Market Disruption Events” below.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the maturity date will be the third scheduled business day following the valuation date or the final valuation date, as applicable, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of trading days as the valuation date or the final valuation date, as applicable, if a market disruption event occurs or is continuing as described above.  However, no interest will accrue past the maturity date specified in the relevant pricing supplement.

Certain Definitions

Business Day.  Unless otherwise set forth in the applicable pricing supplement, “business day” means a day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto or Montreal.

Trading Day.  Unless otherwise set forth in the applicable pricing supplement, as to any index, “trading day” is any day, as determined by the calculation agent, on which trading is generally conducted on the primary market on which the securities included in the applicable index are listed for trading.

Automatic Call

If so specified in the applicable pricing supplement, your notes will be subject to automatic redemption.  The terms relating to any such redemption will be set forth in the applicable pricing supplement.

Unavailability of the Level of the Underlying Asset on a Valuation Date

If the Index Sponsor discontinues publication of an index comprising part of the Underlying Asset and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such successor or substitute index being referred to in this section as a “successor index”), then any subsequent index closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the applicable valuation date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the Underlying Asset for all purposes, including for purposes of determining whether a market disruption event exists with respect to that index.

If any Index Sponsor discontinues publication of an index comprising a part of the Underlying Asset prior to, and that discontinuance is continuing on, any valuation date and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of the Underlying Asset for the relevant date in accordance with the formula for and method of calculating the index last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the index have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the index.  Notwithstanding these alternative arrangements, discontinuance of the publication of an index comprising a part of the Underlying Asset may adversely affect the value of your notes.

If at any time the method of calculating a closing level for an index comprising a part of the Underlying Asset or a successor index is changed in a material respect, or if the index is in any other way modified so that the index does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the applicable valuation date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made.  Accordingly, if the method of calculating the index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).

Notwithstanding these alternative arrangements, discontinuance of the publication of an index comprising part of the Underlying Asset may adversely affect the value of your notes.

Adjustments Relating to Notes Linked to a Basket

If the calculation agent substitutes a successor index, or otherwise affects or modifies a Basket Component, then the calculation agent will make those calculations and adjustments as, in judgment of the calculation agent, may be necessary in order to arrive at a basket comparable to the original Basket (including without limitation changing the percentage weights of the Basket Components), as if those changes or modifications had not been made, and will calculate the payment at maturity with reference to that basket or the successor basket (as described below), as adjusted.

In this event, the calculation agent will provide written notice to the trustee of these calculations and adjustments, and the trustee will furnish written notice thereof to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

In the event of the adjustment described above, the newly composed basket is referred to in this section as the “successor basket” and will be used as a substitute for the original Basket for all purposes.

If the calculation agent determines that the available successor basket or basket components as described above do not fairly represent the value of the original Basket or Basket Components, as the case may be, then the calculation agent will determine the level of the applicable Basket Components or the Basket level for any valuation date as described under “—Unavailability of the Level of the Underlying Asset on a Valuation Date.”

Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in any Basket Component may adversely affect the market value of the notes.

Market Disruption Events

If the Final Level will be determined on a single valuation date and a market disruption event occurs or is continuing on that date, the Final Level will equal the closing level of the Underlying Asset on the first trading day following the valuation date on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following the valuation date, the Final Level will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level that would have prevailed in the absence of the market disruption event.

If the Final Level will be determined over more than one valuation date and a market disruption event occurs or is continuing on any scheduled valuation date other than the final valuation date, the level of the Underlying Asset for that valuation date will equal the closing level of the Underlying Asset on the next scheduled valuation date.  For example, if a market disruption event occurs or is continuing on the first and second scheduled valuation dates, but not on the third scheduled valuation date, then the closing level of the Underlying Asset on the third scheduled valuation date will also be deemed to be the closing level of the Underlying Asset on the first and second scheduled valuation dates.  If no further scheduled valuation dates occur after a valuation date on which a market disruption event occurs or is continuing or if a market disruption event occurs or is continuing on the final valuation date, then the closing level of the Underlying Asset for that valuation date will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered to be commercially reasonable under the circumstances) by the calculation agent on that final valuation date, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing level of the Underlying Asset that would have prevailed in the absence of the market disruption event.

A market disruption event means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the notes or to hedge our position in respect of obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any index that forms a part of the Underlying Asset:

•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of that index;

•	a suspension, absence or limitation of trading in futures or options contracts relating to that index on their respective markets;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of that index, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that index on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to that index or index components constituting 20% or more, by weight, of that index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of that index or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that index are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product supplement.

Events of Default

Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the valuation date or the final valuation date, as applicable, together with accrued and unpaid interest (if applicable to your notes) through the date of acceleration.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of Calculation Agent

The calculation agent will make all determinations regarding the level of the Underlying Asset, business days, market disruption events, the default amount, and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.

Please note that our affiliate, BMO Capital Markets Corp., is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time after the date of this product supplement without notice and BMO Capital Markets Corp. may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of the securities included in the Underlying Asset, or listed or over-the-counter options, futures and other instruments linked to the Underlying Asset or its components.  In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes.  Consequently, with regard to your notes, from time to time we or our affiliates expect to acquire or dispose of securities included in the Underlying Asset or positions in listed or over-the-counter options, futures or other instruments linked to the Underlying Asset or its components.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

 In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to the Underlying Asset or its components.  We expect these steps to involve sales of instruments linked to the Underlying Asset or its components on or shortly before the applicable valuation dates.  These steps may also involve transactions of the type contemplated above.  Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions.  Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts under the notes.  This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest payable on the notes, or any portion of the principal amount of the notes in excess of the issue price, such interest or principal, as the case may be, will not be subject to Canadian Non-Resident withholding tax, unless otherwise specified in the applicable pricing supplement.

Supplemental U.S. Federal Income Tax Considerations

The following is a general description of certain U.S. tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure (including the opinion of Morrison & Foerster LLP), or the disclosure under “United States Federal Income Taxation” in the prospectus or “Certain Income Tax Consequences—United States Federal Income Taxation” in the prospectus supplement, with regard to an investment in any particular note because this disclosure (including the opinion of Morrison & Foerster LLP) does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.  Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note.  In addition, this tax disclosure assumes the following for all notes issued off of this product supplement: (i) no periodic payments of interest will be made on the notes; and (ii) there is a significant possibility of a significant loss of principal on an investment in the notes.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether the issuer of any of the component stocks included in the Underlying Asset would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.  If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC by the issuers of the component stocks included in the Underlying Asset and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this product supplement as a pre-paid cash-settled derivative contract in respect of the Underlying Asset or Basket for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  If the notes are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a United States holder should generally recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes.  In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes.  If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the Internal Revenue Service could assert that a United States holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, a United States holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Potential Application of Section 1260 of the Code

If the Underlying Asset includes the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as ETFs, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, unless otherwise specified in the applicable pricing supplement, there exists a substantial risk that an investment in a note is, in whole or in part, a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in a note is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a United States holder in respect of the note will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the note will equal the excess of (i) any long-term capital gain recognized by the United States holder in respect of the note and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such United States holder would have had if such United States holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the note attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets upon the date of sale, exchange, or settlement of the note at fair market value (and appropriately taking into account any leveraged upside exposure).  Alternatively, the Internal Revenue Service may contend that the Excess Gain should not be limited to amounts attributable to a Section 1260 Financial Asset, but should instead apply to all of the Underlying Assets.  To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain.  United States holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the note.

Under Section 1260 of the Code, there is a presumption that the net underlying long-term capital gain is zero (with the result that the recharacterization and interest charge described above would apply to all of the gain from the notes that otherwise would have been long-term capital gain), unless the contrary is demonstrated by clear and convincing evidence. Holders will be responsible for obtaining information necessary to determine the net underlying long-term capital gain with respect to the corresponding Section 1260 Financial Assets, as we do not intend to supply holders with such information.  Holders should consult with their tax advisor regarding the application of the constructive ownership transaction to their notes and the calculations necessary to comply with Section 1260 of the Code.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  If the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.  If the notes are treated as a single debt instrument that has a term of no more than one year, the notes would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

If the Underlying Asset is, or a Basket includes, an index that periodically rebalances, it is possible that the notes could be treated as a series of pre-paid derivative contracts, each of which matures on the next rebalancing date.  If the notes were properly characterized in such a manner, a United States holder would be treated as disposing of the notes on each rebalancing date in return for new pre-paid derivative contracts that mature on the next rebalancing date, and a holder would accordingly likely recognize capital gain or loss on each rebalancing date equal to the difference between the holder’s basis in the notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the notes on such date.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  Unless stated otherwise in the relevant pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-United States Holders

The following discussion applies to non-United States holders of the notes.  A non-United States holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

A non-United States holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the notes, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a United States holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-United States holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the notes should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder.  Under proposed Treasury Department regulations, payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the notes on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014.  Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules.  Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan.  A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.  Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption.  The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes.  These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”).  Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption.  If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes.  Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption.  There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited.  Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes, (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.  Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws.  The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, we will agree to sell to BMO Capital Markets Corp., and BMO Capital Markets Corp. will agree to purchase from us, the principal amount of the note specified, at the price specified in the applicable pricing supplement, less the indicated underwriting commission.  BMO Capital Markets Corp. may also resell the notes to other brokers or dealers in connection with any offering.  BMO Capital Markets Corp. or another of our affiliates may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.